Exhibit 1.01

Conflict Minerals Report

Filed June 1, 2015

(For the calendar year ended December 31, 2014)

Introduction

This Conflict Minerals Report is being filed by Target Corporation (“Target”) pursuant to Rule 13p-1 under the Securities Exchange Act and Form SD (collectively, the “Conflict Minerals Rule”). As used in this report, “3TG” means columbite-tantalite (coltan), cassiterite, gold, wolframite and the derivatives tantalum, tin, and tungsten.

A.  Applicability of the Conflict Minerals Rule to Target

Target is a retailer selling both everyday essentials and fashionable, differentiated merchandise at discounted prices. Target does not manufacture any of the products it sells. A significant portion of Target’s sales is from national brand merchandise. Approximately one-third of Target’s fiscal 2014 sales related to owned and exclusive brand products. Target may be subject to the requirements of the Conflict Minerals Rule because of the degree of influence that it may exercise over the materials, parts, ingredients or components of some of its owned and exclusive brand products that contain necessary 3TG.

For 2014, for purposes of its compliance with the Conflict Minerals Rule, Target had potentially in-scope products in the owned and exclusive brand merchandise categories in the table below (the “Surveyed Product Categories”). As discussed herein, for 2014, Target’s outreach included all of the vendors of products that were identified as possibly containing 3TG within the Surveyed Product Categories (the “Surveyed Vendors”), regardless of whether the products of a particular vendor were believed to contain necessary 3TG and regardless of whether Target may have contracted to manufacture those products.

Owned and Exclusive Brand Merchandise Categories
Apparel and Home Textiles
Electronics, Lighting, Kitchenware, and Small Appliances
Home Improvement and Automotive
Footwear and Luggage
Accessories, Jewelry, and Watches
Furniture, Home Décor, Bath, and Seasonal Merchandise
Lawn and Garden
Health and Beauty Products
Toys, Sporting Goods and Pet Supplies
Paper, Office, Stationery and Scrapbooking

The merchandise categories listed above are intended to summarize the types of owned and exclusive brand products Target sells that might be covered by its compliance with the Conflict Minerals Rule and, as a result, are different than the five product categories Target uses for purposes of its periodic reports filed with the Securities and Exchange Commission that cover all of the products it sells.

For 2014, Target was unable to determine the origin of at least a portion of the necessary 3TG contained in the products of Surveyed Vendors. In some instances, Target was able to determine that some Surveyed Vendors for 2014 did not source from the Democratic Republic of the Congo (the “DRC”) or an adjoining country. Target’s findings about the source of necessary 3TG in products from Surveyed Vendors for 2014 were limited by the fact that some vendors did not respond to Target’s survey and that most vendors did not provide information about the source of necessary 3TG on an individual product basis.

Target does not do any direct business with any smelters or refiners of 3TG, so it has limited influence over them. As a “downstream” company (which means a company between the smelter or refiner and the consumer), it must rely on its vendors to provide accurate, reliable information about 3TG in its supply chain and on industry efforts to influence smelters and refiners. Target also believes that, in most cases, it is several or more vendor tiers removed from the smelters and refiners of 3TG used in its products. In addition, many of the vendors for Target’s owned and exclusive brand products are private companies, which are not otherwise subject to or required to comply with the Conflict Minerals Rule. However, through its leadership in the retail industry, and through the efforts described in this Conflict Minerals Report, Target is helping to address some of those difficulties presented to downstream companies and encourage responsible sourcing in its supply chain.

B.  Target’s Conflict Minerals Policy; Participation in Industry Initiatives

Target supports the humanitarian goals of the Conflict Minerals Rule and recognizes the adverse impact from mining and trade of 3TG by armed groups in the DRC and its adjoining countries. Furthermore, Target seeks neither, directly nor indirectly, to finance or benefit those armed groups. To support Target’s efforts in complying with the Conflict Minerals Rule, Target adopted a conflict minerals policy (the “Conflict Minerals Policy”). The Conflict Minerals Policy states that Target will not knowingly purchase or sell any product if it has reason to believe that a product contains any 3TG necessary to the production or functionality of the product that is used to finance armed conflict in the DRC or an adjoining country. The Conflict Minerals Policy also includes, but is not limited to, Target’s expectation that each of the vendors with which it contracts to manufacture will:

1.             Adopt a policy relating to 3TG sourcing that is consistent with Target’s Conflict Minerals Policy and the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas: Second Edition (the “OECD Due Diligence Guidance”);

2.             Implement a due diligence program in support of Target’s 3TG sourcing policy;

3.             Complete a conflict minerals reporting template, which is the standard form developed by the Conflict-Free Sourcing Initiative for gathering information regarding 3TG usage and related sourcing procedures (the “Conflict Minerals Reporting Template”);

4.             Exercise due diligence in seeking upstream information to support the vendor’s responses to the questions in the Conflict Minerals Reporting Template;

5.             Use smelters certified as being free of conflict whenever sourcing 3TG mined in the DRC or an adjoining country; and

6.             Make available its due diligence in determining the source of its 3TG upon Target’s request.

Target also has taken an active role in 3TG responsible sourcing initiatives by the retail industry. Target is a founding Executive Committee Member of the Retail Industry Leaders Association (“RILA”) Conflict Minerals Program, a multi-year program that helps retailers navigate the issue, the compliance requirements, and solutions through a combination of educational materials, benchmarking, implementation tools, and key partnerships. Target also worked with Business for Social Responsibility (“BSR”) to develop training for vendors.

C.  Reasonable Country of Origin Inquiry Information

As required by the Conflict Minerals Rule, for 2014, Target conducted a “reasonable country of origin inquiry.” Target’s outreach to Surveyed Vendors included inquiries of all owned and exclusive brand vendors of products that were identified as possibly containing 3TG within the Surveyed Product Categories, regardless of whether the products of a particular vendor were believed to contain necessary 3TG and regardless of whether Target contracted to manufacture those products.

For 2014, the Surveyed Vendors identified to Target 48 smelters and refiners that processed or may have processed the necessary 3TG contained in their products. Based on Target’s reasonable country of origin inquiry, it concluded that 33 out of these 48 smelters and refiners sourced exclusively from outside of the DRC and its adjoining countries, and 15 out of these 48 refiners and smelters sourced at least in part from the DRC and its adjoining countries, as more particularly described under “Section F. Product Information; Identified Smelters and Refiners.”

Pursuant to the Conflict Minerals Rule, Target was required to conduct due diligence for 2014. These due diligence efforts are discussed below. To the extent applicable, Target used the same processes and procedures for its reasonable country of origin inquiry as it used for its due diligence efforts.

D.  Due Diligence Framework Used

Design Framework

The recognized due diligence framework that Target uses for its due diligence is the OECD Due Diligence Guidance. The OECD Due Diligence Guidance contains five due diligence steps:

Step 1: Establish Strong Company Management Systems

Step 2: Identify and Assess Risk in the Supply Chain

Step 3: Design and Implement a Strategy to Respond to Identified Risks

Step 4: Carry Out Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

Step 5: Report on Supply Chain Due Diligence

These elements of Target’s program design are discussed below. However, these are not all of the elements of the program that Target has put in place to help ensure that the 3TG contained in Target’s products are responsibly sourced. Additional information about Target’s execution of its due diligence measures for 2014 is provided under “Section E. Due Diligence Program Execution.”

Step 1.  Establish Strong Company Management Systems

Target’s Conflict Minerals Policy is publicly available at https://corporate.target.com/corporate-responsibility/responsible-sourcing/social-compliance/labor-and-human-rights. Target’s existing integrity hotline has been designated as a mechanism for team members, vendors, and other interested parties to be able to report violations of the Conflict Minerals Policy. Mechanisms also exist for external stakeholders to contact Target by email, phone, or web form.

The leadership of the Target Sourcing Services Quality and Compliance (“TSSQC”) team, which is the sourcing compliance operation for Target’s owned and exclusive brand products, is responsible for managing Target’s 3TG compliance program. TSSQC designates dedicated employees (referred to as “team members”) to supervise the program. TSSQC receives support from other Target team members in its legal, internal audit, corporate compliance and ethics, external financial reporting, and communications functions. The leadership of TSSQC receives periodic updates regarding Target’s 3TG compliance program.

Training on the Conflict Minerals Rule and Target’s 3TG compliance program is made available to TSSQC team members. Other team members are informed as needed about the Conflict Minerals Rule and Target’s policy with respect to sourcing products that might contain 3TG. Selected team members also periodically participate in conferences, benchmarking and workshops relating to the Conflict Minerals Rule.

Target supplements its internal compliance team with outside professionals. Target uses a third party (the “Service Provider”) to collect and aggregate data from Surveyed Vendors to complement its own internal management processes. Target also uses specialist outside legal counsel to assist with its compliance efforts.

Target uses the Conflict Minerals Reporting Template to obtain information from its Surveyed Vendors concerning the sources of the 3TG used by the Surveyed Vendors and other information concerning the Surveyed Vendors’ compliance activities. In addition, Target is a founding Executive Committee Member of the Retail Industry Leaders Association Conflict Minerals Program and continues to participate in its initiatives.

Target’s policy requires the maintenance of its 3TG-related records for a minimum of six years. Target has requested that the Service Provider store records in its possession on Target’s behalf in accordance with Target’s internal document retention policy.

Target communicates its sourcing expectations relating to 3TG to vendors through direct communications, information posted on Target’s vendor website, and online training. 3TG training is made available to new vendors as part of Target’s onboarding process and remains available to all vendors after onboarding. Additionally, vendors are provided with an email address at Target where they can direct any questions about Target’s 3TG compliance program or Conflict Minerals Policy.

The Service Provider, on Target’s behalf, sends communications to Surveyed Vendors concerning the requirements of the Conflict Minerals Rule and Target’s 3TG compliance program, including instructions on how to complete the Conflict Minerals Reporting Template. Through the Service Provider, Surveyed Vendors also are offered access to a vendor education portal and email addresses and telephone numbers for questions and guidance for responding to Target’s information requests.

In addition, all vendors and factories that produce owned and exclusive brand products for Target (including the Surveyed Vendors) are required to participate in Target’s broader social compliance program. The program requires those vendors to register all applicable facilities with Target, indicating the locations of facilities. Additionally, every facility and vendor where owned and exclusive brand production takes place must authorize unannounced compliance audits. Through Target’s broader social compliance program, Target has the right to conduct unannounced spot-checks of vendors who may have produced products that contain 3TG and have access to their documentation.

Step 2.  Identify and Assess Risks in the Supply Chain

Through the Service Provider, Target requests that Surveyed Vendors complete a Conflict Minerals Reporting Template. The Conflict Minerals Reporting Template allows Surveyed Vendors to provide product-specific information.

The Service Provider sends reminders to each non-responsive Surveyed Vendor requesting registration with the Service Provider’s system and completion of a Conflict Minerals Reporting Template. If a Surveyed Vendor continues to be non-responsive, the Service Provider is required to notify Target. TSSQC team members then follow up with each non-responsive Surveyed Vendor and request the Surveyed Vendor’s participation.

If a Surveyed Vendor with products that contain 3TG does not identify the smelters or refiners of 3TG in its Conflict Minerals Reporting Template, the Service Provider attempts to obtain information about the suppliers of 3TG for the Surveyed Vendor’s products by making inquiries of the Surveyed Vendor’s identified suppliers. Follow-up inquiries are made by the Service Provider to Surveyed Vendors to address other incomplete responses or where Surveyed Vendors indicate sources of their 3TG that are unknown to the Service Provider.

If an entity identified as a smelter or refiner by a Surveyed Vendor is confirmed by the Service Provider to be a smelter or refiner, the Service Provider examines whether the smelter or refiner was certified as “compliant” or the equivalent by the Conflict-Free Sourcing Initiative (“CFSI”), the London Bullion Market Association (the “LBMA”) or the Responsible Jewelry Council (the “RJC”). If the identified smelter or refiner is not certified by one of these independent third parties, the Service Provider attempts to contact the smelter or refiner and/or consult publicly available information to attempt to determine the mine or location of origin of the necessary 3TG processed by the smelter or refiner.

Step 3.  Design and Implement a Strategy to Respond to Identified Risks

Summaries of Surveyed Vendor responses are provided to the leadership of TSSQC. If a Surveyed Vendor response indicates that a product Target contracted to manufacture contained 3TG from the DRC or an adjoining country that was not verified as coming from a compliant smelter or refiner, Target’s 3TG compliance procedures specify that leadership of TSSQC will be notified and the Surveyed Vendor contacted. Purchases of the identified product will be suspended until the Surveyed Vendor can locate a source of 3TG that can either be verified as coming from outside the DRC or an adjoining country or from a compliant smelter or refiner in the DRC or an adjoining country. TSSQC will track any future violations of Target’s policy by the Surveyed Vendor that supplied the identified product and stop doing business with the Surveyed Vendor if it is unwilling or unable to comply with Target’s policy.

Step 4.  Carry Out Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

In connection with its due diligence, Target uses information made available by the CFSI, LBMA and RJC concerning their independent third-party audits of smelters and refiners. Through its membership in RILA and BSR, Target supports industry-level implementation of independent third-party audits of smelters and refiners.

Step 5.  Report on Supply Chain Due Diligence

Target files a Form SD and Conflict Minerals Report with the Securities and Exchange Commission. In addition, Target includes information on its Conflict Minerals Policy and 3TG compliance program in its annual Corporate Responsibility Report.

E.  Due Diligence Program Execution

In this section, Target provides a non-exhaustive description of the due diligence measures that it took for 2014 pursuant to its 3TG compliance program and Conflict Minerals Policy, the Conflict Minerals Rule, and the OECD Due Diligence Guidance. For a discussion of the design of Target’s due diligence framework, please see “Section D. Due Diligence Framework Used.”

1.             Target communicated its sourcing expectations relating to 3TG to the Surveyed Vendors through direct communications and information posted on its vendor website. In addition, the Service Provider, on Target’s behalf, sent communications to the Surveyed Vendors concerning the requirements of the Conflict Minerals Rule and

Target’s 3TG compliance program, including instructions on how to complete the Conflict Minerals Reporting Template. Through the Service Provider, the Surveyed Vendors also were offered access to a vendor education portal and email addresses and telephone numbers for questions and guidance for responding to Target’s information requests.

2.             Training and other resources on the Conflict Minerals Rule and Target’s 3TG compliance program were furnished to TSSQC team members performing a compliance function.

3.             Through the Service Provider, requests were sent to Surveyed Vendors to complete a Conflict Minerals Reporting Template. The Conflict Minerals Reporting Template allowed Surveyed Vendors to provide product-specific information.

4.             The Service Provider sent reminders to each non-responsive Surveyed Vendor requesting that it register with the Service Provider’s system and complete Target’s Conflict Minerals Reporting Template. If a Surveyed Vendor continued to be non-responsive, the Service Provider notified Target. TSSQC team members followed up with the non-responsive Surveyed Vendors requesting the Surveyed Vendor’s participation.

5.             For those Surveyed Vendors with 3TG in their products that did not identify the smelters or refiners of 3TG in its Conflict Minerals Reporting Template, the Service Provider attempted to obtain information about the suppliers of 3TG for the Surveyed Vendors’ products by making inquiries of the Surveyed Vendor’s identified suppliers. Follow-up inquiries were made by the Service Provider to Surveyed Vendors to address other incomplete responses or where Surveyed Vendors indicated sources of their 3TG that were unknown to the Service Provider.

6.             For those entities identified as a smelter or refiner by a Surveyed Vendor that were confirmed by the Service Provider to be a smelter or refiner, the Service Provider examined whether the smelter or refiner was listed as compliant by the CFSI, the LBMA or the RJC as of April 30, 2015. Of the 15 smelters and refiners that were identified as sourcing at least in part from the DRC or an adjoining country, 14 were listed as “compliant” by the CFSI and one was listed as actively moving through the CFSI certification process. If the identified smelter or refiner was not certified by one of the foregoing independent third parties, the Service Provider attempted to contact the smelter or refiner and/or consulted publicly available information to attempt to determine the mine or location of origin of the necessary 3TG processed by the smelter or refiner.

7.             Summaries of Surveyed Vendor responses were provided to the leadership of TSSQC.

8.             In addition, to mitigate the risk that the necessary 3TG contained in its in-scope products directly or indirectly finance or benefit armed groups in the DRC or an adjoining country, Target made training on its Conflict Minerals Policy and compliance expectations available to all vendors, including new vendors.

F.  Product Information; Identified Smelters and Refiners

Due to the challenges of tracing in a multi-tier supply chain, Target was able to determine the origin of only a portion of the 3TG contained in its potentially in-scope products for 2014. For the list of Surveyed Product Categories that Target determined might include some in-scope products that are covered by the Conflict Minerals Rule as well as a description of the challenges of tracing in a multi-tier supply chain, see “Section A. Applicability of the Conflict Minerals Rule to Target.” Target received responses from 81% of the Surveyed Vendors.

In connection with Target’s reasonable country of origin inquiry or due diligence, as applicable, 48 unique smelters and refiners were identified by the Surveyed Vendors as potentially being part of the Surveyed Vendors’ supply chains. Of those 48 unique smelters and refiners:

•                       33 were indicated as not sourcing 3TG from the DRC and its adjoining countries;

•                       14 were indicated as sourcing 3TG from the DRC and its adjoining countries, but certified as “compliant” by an independent third party; and

•                       1 was indicated as sourcing from the DRC and its adjoining countries, but described as actively moving through the CFSI certification process.

Most of the described smelter and refiner information was furnished to Target by the Surveyed Vendors based on all of their products as a whole, instead of being limited to the specific products supplied to Target. As a result, Target does not know whether all of the identified smelters and refiners were actually in its supply chain. In addition, even if those smelters and refiners were in Target’s supply chain, not all of the 3TG processed by those smelters and refiners that may have been contained in Target’s products was necessary to the functionality or production of products that Target contracted to manufacture. Only products that Target manufactures or contracts to manufacture that contain 3TG that is necessary to the functionality or production of the products are subject to disclosure by Target under the Conflict Minerals Rule. The certification status of the compliant smelters and refiners is as of April 30, 2015 and is based solely on the status as made publicly available by the independent third-party without Target’s independent verification.

Target took the efforts described earlier in this Conflict Minerals Report to determine the mine of location of origin of the necessary 3TG in the products of Surveyed Vendors.

G.  Future Risk Mitigation Efforts

Target expects to take the following steps in 2015 to mitigate the risk that Target’s necessary in-scope 3TG benefit armed groups:

1.             Continue to promote industry-based efforts to educate vendors on the Conflict Minerals Rule and related compliance measures;

2.             Continue to refine scoping process to enhance accuracy and efficiency to enable more effective allocation of resources to potentially higher-risk vendors;

3.             Request vendors to complete a Conflict Minerals Reporting Template for new products at the time that the products are first ordered;

4.             Based on the results of inquiries and due diligence for 2014, adopt and implement additional risk management procedures that, among other things, address vendor non-responsiveness and non-compliance;

5.             Include provisions relating to 3TG sourcing into the standard terms and conditions pertaining to vendor contracts and purchase orders;

6.             Encourage vendors to provide product level information for 2015 through ongoing outreach to vendors;

7.             Engage with vendors that provided incomplete responses or that did not provide responses for 2014 to help ensure that they provide requested information for 2015; and

8.             Monitor and encourage the continuing development and progress of traceability measures for vendors that indicated for 2014 that the source of 3TG was unknown or could not be determined.

All of the foregoing steps are in addition to the steps taken in respect of 2014, which Target intends to continue to take in respect of 2015 compliance to the extent applicable.

H.  Forward-Looking Statements

This Conflict Minerals Report contains forward-looking statements, which are based on Target’s current assumptions and expectations. These statements are typically accompanied by the words “expect,” “may,” “could,” “believe,” “would,” “might,” “anticipates,” or words of similar import. The principal forward-looking statements in this report include Target’s expected refinements to its 3TG compliance program.

All such forward-looking statements are intended to enjoy the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended. Although Target believes there is a reasonable basis for the forward-looking statements, Target’s actual results could be materially different. The most important factors which could cause Target’s actual results to differ from its forward-looking statements are (a) the continued implementation of satisfactory traceability and other compliance measures by Target’s direct and indirect vendors on a timely basis or at all, (b) changes in the Conflict Minerals Rule and other political and regulatory developments relating to the sourcing of 3TG, whether in the DRC or its adjoining countries, the United States or elsewhere, and (c) those factors set forth in Target’s description of risk factors in Item 1A to Target’s Form 10-K for the fiscal year ended January 31, 2015, which should be read in conjunction with the forward-looking statements in this Conflict Minerals Report. Forward-looking statements speak only as of the date of this Conflict Minerals Report or, if earlier, as of the date they are made, and Target does not undertake any obligation to update any forward-looking statement.